                                                                     Exhibit 2.1


                                 STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement ("Agreement") is made and entered into as of April 22, 1996 by and between Fleetwood Enterprises, Inc., a Delaware corporation ("Fleetwood"), and Associates Commercial Corporation, a Delaware corporation ("Buyer"), for the purchase and sale of all of the outstanding capital stock of Fleetwood Credit Corp., a California corporation ("Company").

                                    BACKGROUND FACTS

          The Company is a recreational vehicle ("RV") financing company and wholly-owned subsidiary of Fleetwood, a manufacturer of RVs and manufactured housing. Buyer is a commercial finance company.

          Fleetwood desires to sell to Buyer and Buyer desires to purchase all of the issued and outstanding shares of the Company, consisting of 1,000,000 shares of Common Stock, par value $1.00 per share (the "Shares").

          NOW, THEREFORE, in consideration of the foregoing recitals and the representations, warranties and covenants hereinafter set forth, the parties hereto hereby agree as follows:


                                      ARTICLE I

                                     DEFINITIONS

          1.1 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act by the SEC, as in effect on the date hereof.

          "Apportioned Short Period" shall have the meaning set forth in
Section 10.3(b).

          "Balance Sheet" shall have the meaning set forth in Section 3.10.

          "Business Day" means a day other than a Saturday or a Sunday or other day on which commercial banks in Los Angeles, California, Dallas, Texas or Chicago, Illinois are authorized or required by law to close.

          "Closing" shall have the meaning set forth in Section 2.2.

          "Closing Date" means the day on which the Closing occurs pursuant to Section 2.2.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Collateral" means the collateral described in and subject to the Financing Agreements that consists of motor homes, travel trailers and folding trailers manufactured and/or distributed by Fleetwood.

          "Company Employee" has the meaning set forth in Section 9.1(a).

          "Confidentiality Agreement" shall have the meaning set forth in
Section 7.1.

          "Contract" means any contract, agreement, license, lease, sales or purchase order or other legally binding commitment, whether written or oral.

          "Contractual Obligation" means, as to a Person, any provision of any note, bond or security issued by such Person or of any mortgage, indenture, deed of trust, franchise, Contract, instrument or undertaking to which such Person is a party or by which it or any of its property or assets is subject.

          "Customer" means the primary obligor under any Finance Agreement.

          "DOJ" shall have the meaning set forth in Section 5.3.

          "Employee Benefit Arrangements" means each and all pension, supplemental pension, accidental death and dismemberment, life and health insurance and benefits (including medical, dental, vision and hospitalization), short- and long-term disability, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, salary continuation, sick pay, sick leave, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit, flexible spending account programs and other employee benefit plans, contracts or policies providing employee or executive compensation or benefits to Company Employees, other than the Employee Benefit Plans.

          "Employee Benefit Plans" means each and all "employee benefit plans," as defined in Section 3(3) of ERISA, maintained or contributed to by the Company or in which the Company participates or participated and which provides benefits to Company Employees, including (i) any such plans that are "employee welfare benefit plans" as defined in Section 3(1) of ERISA and (ii) any such plans that are "employee pension benefit plans" as defined in
Section 3(2) of ERISA.  See definition of "Fleetwood Plans" below.

          "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, and any applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items of all Governmental Authorities and all applicable judicial, administrative and regulatory decrees, judgments and orders, any of which relate to the protection of human health or the environment from the effects of Hazardous Materials, including, but not limited to, those pertaining to reporting, licensing, permitting, investigating and remediating emissions, discharges, releases or threatened releases of Hazardous Materials into the air, surface water, groundwater or land, or relate to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "ERISA Affiliate" means any Person who would be treated as a member of a controlled group of Fleetwood or the Company under Section 4001(a)(14) of ERISA.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated from time to time thereunder.

          "Finance Agreements" means wholesale financing agreements, retail financing agreements and rental dealer agreements of the Company.

          "Financial Statements" shall have the meaning set forth in Section 3.10(a).

          "Fleetwood Plans" means each and all Employee Benefit Plans and Employee Benefit Arrangements sponsored or maintained by Fleetwood or the Company under which any Company Employee participates or is entitled to receive benefits.

          "FTC" shall have the meaning set forth in Section 5.3.

          "GAAP" means generally accepted accounting principles in the United States of America as applied by the Company and the Subsidiary on a consistent basis from period to period.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Group" means, individually and collectively, (i) Fleetwood, (ii) the Company, (iii) the Subsidiary, and (iv) any other entity as to which the Company or the

Subsidiary is liable for Taxes incurred pursuant to Treasury Regulations
Section 1.1502-6 or pursuant to any other provision of federal, state, local or foreign law or regulation.

          "Hazardous Material" means any substance: (i) which is defined as a hazardous waste, hazardous substance, pollutant or contaminant under any Environmental Law; (ii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Governmental Authority; or (iii) which contains gasoline, diesel fuel or other petroleum hydrocarbons.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

          "Indemnified Person" means any Person entitled to seek indemnification hereunder.

          "Indemnifying Person" means any Person from whom indemnification is being sought hereunder.

          "Interim Date" shall have the meaning set forth in Section 3.12.

          "Interim Period" shall have the meaning set forth in Section
12.1(i).

          "IRS" means the United States Internal Revenue Service.

          "Knowledge of Fleetwood" with reference to any of the representations and warranties of Fleetwood means the actual knowledge of any "executive officer" of Fleetwood or the Company or the Subsidiary, or of any other employee of Fleetwood or the Company or the Subsidiary who is charged with overall responsibility for a department of Fleetwood or the Company or the Subsidiary, to the extent such officer or employee had, on the date hereof, responsibility for matters that are the subject of such representation and warranty.

          "Leased Property" has the meaning set forth in Section 3.15.

          "Lien" means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing).

          "Loss" means any loss, liability, claim, damage or expense (including reasonable attorneys' fees and disbursements and the costs of investigation).

          "Material Adverse Effect" means a material adverse effect on (a) the business, operations, property or condition (financial or other) of the Company and

Subsidiary taken as a whole or (b) the ability of Fleetwood to consummate the transactions contemplated by this Agreement.

          "Operating Agreement" shall have the meaning set forth in
Section 8.1(c).

          "Permitted Lien" means (a) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty, and (d) other imperfections of title, restrictions or encumbrances, if any, which Liens, imperfections of title, restrictions or other encumbrances do not, individually or in the aggregate, materially impair the continued use and operation of the specific assets to which they relate. In the case of Collateral under Finance Agreements, Permitted Liens shall only include Liens that are subordinate to the interest of the secured party and which the related Customer is obligated to remove under the Finance Agreement.

          "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "Pre-Closing Tax Period shall have the meaning set forth in Section 10.3(b).

          "Purchase Price" has the meaning set forth in Section 2.1.

          "Records" means all of the ledgers, journals, bookkeeping memoranda, account cards, reports, computer listings, indexes, stored computer data, Customer files, credit files, magnetic media, Collateral records and all other correspondence, memoranda and records, including Federal, state and local Tax Returns of the Company and the Subsidiary.

          "Requirement of Law" means, as to any Person, the Certificate or Articles of Incorporation and Bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Restricted Territory" shall have the meaning set forth in Section
11.1.

          "Securities Act" means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated from time to time thereunder.

          "SEC" means the Securities and Exchange Commission.

          "Securitization Instruments" shall have the meaning set forth in Section 3.25(a).

          "Securitization Servicer" shall have the meaning set forth in
Section 3.25(a).

          "Securitization Transaction" has the meaning set forth in Section 3.25(a).

          "Servicing Agreement" has the meaning set forth in Section 3.23.

          "Shares" is defined in the recitals hereto.

          "Short Period" shall have the meaning set forth in Section 10.3(b).

          "Subsidiary" means Fleetwood Credit Receivables Corp., a California corporation.

          "Subsidiary Shares" means all of the issued and outstanding shares of the Subsidiary, consisting of 1,000 shares of common stock, no par value.

          "Tax" or "Taxes" means all federal, state, local, foreign or other taxes, including net income, alternative minimum or add-on minimum tax, gross income, unitary, gross receipts, sales, use, intangible, ad valorem, franchise, profits, license, withholding on amounts paid to or by the Company or the Subsidiary, payroll, employment, excise, severance, stamp, transfer, occupation, premium, property or environmental windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any jurisdiction or other Governmental Authority (federal, state, local or foreign) on the Group.

          "Tax Claim" shall have the meaning set forth in Section 10.3(d).

          "Tax Indemnitee" shall have the meaning set forth in Section
10.3(d).

          "Tax Indemnitor" shall have the meaning set forth in Section
10.3(d).

          "Tax Returns" means all returns or material reports or forms required to be filed with a Governmental Authority with respect to Tax.

          "Third Party Claim" shall have the meaning set forth in Section
10.5(a).

          "Title IV Pension Plan" shall have the meaning set forth in Section 3.19(e).

          "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988, as amended from time to time.

          1.2  OTHER DEFINITIONAL PROVISIONS.

               (a)  Terms defined in this Agreement in Sections other than
Section 1.1 shall have the meanings as so defined when used in this Agreement.

               (b) Unless express reference is made to Business Days, references to days shall be to calendar days.


                                ARTICLE II

                            TRANSFER OF SHARES

          2.1 PURCHASE AND SALE OF THE SHARES. On the terms and subject to the conditions of this Agreement, Fleetwood will sell, transfer and deliver to Buyer, and Buyer will purchase from Fleetwood, (i) the Shares and (ii) the Covenant Not to Compete set forth in Article XI for a total purchase price of One Hundred Fifty-Six Million Six Hundred Thousand Dollars ($156,600,000) ("Purchase Price"), payable at the time and in accordance with the terms set forth in Section 2.3 and subject to adjustment in accordance with Section 2.4.

          2.2 CLOSING. The closing ("Closing") of the purchase and sale of the Shares shall be held at the offices of Gibson, Dunn & Crutcher, Jamboree Center, 4 Park Plaza, Irvine, California, at 10:00 a.m. on May 30, 1996, or if the conditions to Closing set forth in Article VIII shall not have been satisfied or waived by such date, subject to the termination rights set forth in Article XIII, as soon as practicable after such conditions shall have been satisfied or waived. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date."

          2.3 DELIVERIES. At the Closing, Buyer shall deliver to Fleetwood by wire transfer (to a bank account designated at least three Business Days prior to the Closing Date in writing by Fleetwood) immediately available funds in an amount equal to the Purchase Price. At the Closing, Fleetwood shall deliver or cause to be delivered to Buyer certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed thereto. In addition, at the Closing Buyer and Fleetwood shall deliver to and receive from each other all documents required to be delivered and received pursuant to Article VIII hereof.

          2.4  ADJUSTMENT TO PURCHASE PRICE.

               (a) By May 15, 1996, Fleetwood shall deliver to Buyer the unaudited balance sheet as of, and unaudited consolidated statements of income and cash flows for the Company's fiscal year ended April 30, 1996, prepared on the same basis as the unaudited financial statements referred to in Section 3.10 hereof. For the purpose of the Closing, in the event that the "total shareholders' equity" of the Company as of

April 30, 1996, as reflected on such unaudited financial statements, is less than $96.6 million, then the Purchase Price payable at the Closing shall be reduced by a dollar amount equal to the amount by which such shareholders' equity as of April 30, 1996 is less than $96.6 million.



              (b) On or before July 31, 1996, Fleetwood shall deliver to Buyer the April 30, 1996 financial statements referred to in (a) above audited by Fleetwood's independent auditing firm. If the audited "total shareholder's equity" of the Company as of April 30, 1996 does not equal or exceed $96.6 million, then Fleetwood concurrently shall remit to Buyer, without interest, the differential between $96.6 million and the audited "total shareholder's equity" as of such date. Fleetwood agrees that the unaudited April 30, 1996 financial statements referred to in Section 2.4(a) above and the audited financial statements referred to in this Section 2.4(b) shall have been prepared in accordance with (i) GAAP, (ii) the books and records of the Company and the Subsidiary, and (iii) those accounting policies, procedures and practices of the Company and the Subsidiary that were in effect or existing, as appropriate, on the Interim Date.


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF FLEETWOOD

          Fleetwood hereby represents and warrants to Buyer as follows:

          3.1 ORGANIZATION; STANDING AND AUTHORITY OF FLEETWOOD. Fleetwood is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Fleetwood has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by Fleetwood to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly taken. This Agreement has been duly executed and delivered by Fleetwood and constitutes a valid and binding obligation of Fleetwood, enforceable against Fleetwood in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          3.2 ORGANIZATION; STANDING AND AUTHORITY OF THE COMPANY. The Company is a corporation duly organized and validly existing under the laws of the State of California. The Company is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect. The Company has all requisite corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to carry on its business as presently conducted other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not have a Material Adverse Effect. Fleetwood has made available to Buyer (i) the Articles of Incorporation, as amended to date, and the Bylaws, as in effect on the date hereof, of the Company and (ii) the stock certificate and transfer books and the minute books of the Company.

          3.3 ORGANIZATION; STANDING AND AUTHORITY OF THE SUBSIDIARY. The Subsidiary is a corporation duly organized and validly existing under the laws of the State of California. The Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect. The Subsidiary has all requisite corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to carry on its business as presently conducted other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not have a Material Adverse Effect. Fleetwood has made available to Buyer (i) the Articles of Incorporation, as amended to date, and the Bylaws, as in effect on the date hereof, of the Subsidiary and (ii) the stock certificate and transfer books and the minute books of the Subsidiary.

          3.4 THE SHARES. Fleetwood has good and valid title to the Shares, free and clear of any Liens and has full power and authority to transfer good and valid title to the Shares free and clear of any Liens. Assuming Buyer has the requisite power and authority to be the lawful owner of the Shares, upon delivery to Buyer at the Closing of certificates representing the Shares, duly endorsed by Fleetwood for transfer to Buyer, and upon Fleetwood's receipt of the Purchase Price, good and valid title to the Shares will pass to Buyer, free and clear of any Liens other than those arising from acts of Buyer or its Affiliates. Other than this Agreement and except as set forth on Schedule 3.4, the Shares are not subject to any voting trust agreement or other Contractual Obligation restricting or otherwise relating to the voting, dividend rights or disposition of the Shares. The certificates representing the Shares to be delivered at Closing will constitute all of the outstanding Shares.

          3.5 THE SUBSIDIARY SHARES. The Company has good and valid title to the Subsidiary Shares, free and clear of all Liens. Other than this Agreement and except as set forth on Schedule 3.4, the Subsidiary Shares are not subject to any voting trust agreement or other Contractual Obligation restricting or otherwise relating to the voting, dividend rights or disposition of the Subsidiary Shares. The certificates representing the Subsidiary Shares to be delivered at Closing will constitute all of the outstanding Subsidiary Shares.

          3.6 CAPITAL STOCK OF THE COMPANY. The authorized capital stock of the Company consists of 1,000,000 shares of Preferred Stock, $1.00 par value, and 8,000,000 shares of Common Stock, $1.00 par value. The Shares were duly authorized and validly issued and are outstanding, fully paid and nonassessable. Except for the Shares, there are no shares of capital stock or other equity securities of the Company outstanding. Fleetwood is the record owner of the Shares.
The Shares have not been issued in violation of, and none of the Shares are subject to, any preemptive or subscription rights. There are no outstanding warrants, options, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which Fleetwood or the Company is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Company, and no equity securities of the Company are reserved for issuance for any purpose.

          3.7 CAPITAL STOCK OF THE SUBSIDIARY. The authorized capital stock of the Subsidiary consists of 1,000 shares of Common Stock, no par value.
The Subsidiary Shares were duly authorized and validly issued and are outstanding, fully paid and nonassessable. Except for the Subsidiary Shares, there are no shares of capital stock or other equity securities of the Subsidiary outstanding. The Company is the record owner of the Subsidiary Shares. The Subsidiary Shares have not been issued in violation of, and none of the Subsidiary Shares are subject to, any preemptive or subscription rights. There are not outstanding warrants, options, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which Fleetwood or the Company or the Subsidiary is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Subsidiary, and no equity securities of the Subsidiary are reserved for issuance for any purpose.

          3.8 EQUITY INTERESTS. Other than its ownership of all the outstanding capital stock of the Subsidiary, the Company does not directly or indirectly own capital stock of or other equity interests in any Person. The Subsidiary does not directly or indirectly own capital stock of or other equity interests in any Person.

          3.9  NO BREACH OR DEFAULT; CONSENTS AND APPROVALS.

               (a) Except as set forth in Schedule 3.9, the execution and delivery by Fleetwood of this Agreement and other documents referenced herein to which Fleetwood is a party and the consummation of the transactions contemplated hereby and thereby will not result in or constitute any of the following: (i) a default or an event that, with the giving of notice or lapse of time, or both, would be a default, breach or violation of the charter documents or bylaws of Fleetwood or the Company or the Subsidiary or any Contractual Obligation of the Company or the Subsidiary, (ii) an event that would permit any party to terminate any Company Contract or Subsidiary Contract or to accelerate the maturity of any indebtedness or other Contractual Obligation of the Company or the Subsidiary, (iii) the creation or imposition of any Lien on any of the properties of the Company or the Subsidiary, or (iv) a violation of any order, writ, injunction, decree, statute, rule or regulation applicable to Fleetwood or the Company or the Subsidiary.

               (b) Except as set forth in Schedule 3.9, no authorization, consent or approval of any Governmental Authority or any third party is necessary for the consummation by Fleetwood of the transactions contemplated by this Agreement and the other documents referenced herein to which Fleetwood is a party.

          3.10 FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

               (a) Fleetwood has delivered to Buyer the audited consolidated balance sheets of the Company and its Subsidiary as of April 30, 1995 and 1994 and related consolidated statements of income, shareholder's equity and cash flows for the three years in the period ended April 30, 1995, and its unaudited consolidated balance sheet ("Balance Sheet") as of, and unaudited consolidated statements of income and cash flows for the nine-months in the period ended January 31, 1996 ("Financial Statements"). The Financial Statements have been prepared in accordance with GAAP and fairly present the financial condition and results of operations of the Company and Subsidiary taken as a whole as of the respective dates thereof and for the respective periods covered thereby. The unaudited financials were prepared in accordance with GAAP and the books and records of the Company and the Company's accounting policies and procedures and present fairly the financial position and results of operations of the Company and Subsidiary taken as a whole as of the dates and for the periods covered thereby, except (a) as set forth on Schedule 3.10 and (b) for the absence of complete footnotes.

               (b)  Except as reflected on the Balance Sheet or disclosed on
Schedule 3.10, the Company and the Subsidiary do not have any material indebtedness, obligations or liabilities other than (i) liabilities which have arisen in the ordinary course of business since the date of the Balance Sheet, and (ii) those liabilities otherwise disclosed on Schedule 3.10 or another Schedule to this Agreement.

          3.11 FINANCE RECEIVABLES; ADEQUACY OF RESERVE FOR POTENTIAL CREDIT LOSSES.

               (a) All finance receivables as shown on the Balance Sheet were originated in the ordinary course of the Company's business.

               (b) The "reserve for potential credit losses" shown on the Financial Statements and the "reserve for potential credit losses" shown on the unaudited Balance Sheet were established in accordance with GAAP. Fleetwood makes no representation or warranty as to the financial ability of the Customers to pay any amounts due under the Finance Agreements and any such failure by such Customers to pay any such amounts shall not entitle the Company or Buyer to indemnification or reimbursement from Fleetwood.

          3.12 ABSENCE OF CHANGES OR EVENTS. Except as set forth on Schedule 3.12, since January 31, 1996 (the "Interim Date") the Company and the Subsidiary have been operated only in the ordinary and usual course, consistent with past management practices, including its credit, collection, control of delinquencies and other policies and practices relating to the Finance Agreements and the conduct of its businesses generally, and there has not been any material adverse change in the assets, liabilities or the business condition of the Company and the Subsidiary taken as a whole, other than changes relating to the economy in general. Except as set forth in Schedule
3.12 hereto, since the Interim Date neither the Company nor the Subsidiary has (a) paid or declared any cash, stock or other dividends; (b) made any other distribution on or payment, redemption or repurchase with respect to outstanding shares; (c) sold or otherwise disposed of any of its property or assets of any kind or character other than in the ordinary course of business; (d) suffered any decrease in stockholders' equity; (e) entered into any agreement, written or oral, contemplating any indebtedness or transaction outside of the usual and ordinary course of its business; or (f) entered into any transaction which would result in the recognition of goodwill or any other intangible asset. Since the Interim Date, there has not been any change in the accounting principles, policies or practices of the Company or the Subsidiary as theretofore applied, or the method or ratio of allocating or charging expenses, including the basis upon which assets and liabilities are recorded and earnings and profits are ascertained.


          3.13 TAXES.

               (a) The Group has filed or caused to be filed in a timely manner (within any applicable extension periods) with the appropriate Governmental Authority all Tax Returns required to be filed by the Code or by applicable Tax laws. As of the time of filing the Tax Returns of the Group or any Tax Returns of the Group not yet filed as of the Closing Date, the Tax Returns correctly reflected or will correctly reflect the facts regarding the income, business, assets, operations, activity, or status of the Group and any other information required to be shown thereon. All Taxes due from the Company and the Subsidiary prior to the date hereof have been timely paid in full by the due date thereof (within any applicable extension periods). The federal consolidated income Tax Returns of the Group have been examined by the IRS for all taxable years through the year ended April 30, 1991, and all deficiencies resulting from such examinations have either been paid or adequately provided for.

               (b) Except as set forth in Schedule 3.13, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns with respect to the Company or Subsidiary.

               (c) As of the close of business on the Closing Date, the Company and the Subsidiary will not be a party to any Tax sharing agreement or similar arrangement.

               (d) To the Knowledge of Fleetwood, (i) the charges, accruals, and reserves for Taxes with respect to the Company and Subsidiary for any Pre-Closing Tax Period (as defined in Section 10.3(b)) or any Pre-Closing Tax Period for which no

Tax Return has yet been filed reflected on the books of the Company and Subsidiary (excluding any provision for deferred income taxes) are adequate to cover such Taxes; (ii) all Tax Returns filed with respect to Tax years of the Company and Subsidiary through the Tax year ended April 30, 1991 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (iii) neither the Company nor Subsidiary is delinquent in the payment of any Tax or has requested any extension of time within which to file any Tax Return and has not yet filed such Return;
(iv) there are no request for rulings or determinations in respect of any Tax pending between the Company or Subsidiary or any member of the Group; (v) there are no requests for rulings or determinations in respect of any Tax pending between the Company or Subsidiary and any Governmental Authority;
(vi) neither the Company nor Subsidiary owns any interest in real property in the State of New York or in any other jurisdiction in which a Tax is imposed on the transfer of a controlling interest in an entity that owns any interest in real property; (vii) none of the property owned or used by the Company or Subsidiary is subject to a tax benefit transfer lease executed in accordance with Section 168(f) of the Internal Revenue Code of 1954, as amended; (viii) none of the property owned or used by the Company or Subsidiary is subject to a lease, other than a "true" lease for federal income tax purposes; (ix) none of the property owned by the Company or Subsidiary is "tax-exempt use property" within the meaning of Section 168(h) of the Code; (x) there are no liens for Taxes upon the assets of the Company or Subsidiary except liens for current Taxes not yet due; (xi) Fleetwood is not subject to withholding under
Section 1445 of the Code with respect to any transaction contemplated hereby;
(xii) neither the Company nor Subsidiary has been a member of an affiliated consolidated, combined or unitary group other than one of which Fleetwood was the common parent; (xiii) neither the Company nor Subsidiary will be required to include any adjustment in taxable income for any Tax period or portion of a Tax period following the Closing Date under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period or pursuant to the provisions of any agreement entered into with any Governmental Authority with regard to the Tax liability of the Company or Subsidiary for any Pre-Closing Tax Period other than as reflected in the deferred tax asset on the books of the Company and the Subsidiary; (xiv) all information set forth in the notes to the financial records of the Company and the Subsidiary relating to Tax matters is true and complete; (xv) the Company possesses, or will possess on the Closing Date, all previously filed Tax Returns (except that Tax Returns relating to consolidated or combined return Taxes will be provided on a pro forma basis and will only contain the separate return information for the Company and the Subsidiary) and work papers (other than work papers not relating to separate return information for the Company and the Subsidiary) reasonably necessary for Buyer to duly file all Tax Returns for periods ending after the Closing Date, including a schedule showing all adjustments made in consolidation or combination of the Company and the Subsidiary with other members of the Group; and (xvi) there are no deferred intercompany transactions (within the meaning of Treasury Regulations Section 1.1502-13 or any predecessor provision) between

Fleetwood and/or any other member of the Group and the Company and/or the Subsidiary, which would impose Tax liability on the Company and/or the Subsidiary after the Closing Date.

               (e) Fleetwood, the Company and Subsidiary have disclosed on their federal income Tax Returns all positions taken therein that in Fleetwood's judgment could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662 or its predecessor.

               (f) Schedule 3.13(f) sets forth (i) all federal income Tax elections under the Code and all Tax-related elections or agreements under the state tax laws that are in effect with respect to the Company and/or the Subsidiary as of the Closing Date; and (ii) the amount of any net operating loss carryover, net capital loss carryover, investment or other credit carryover, unused foreign tax, or excess charitable contribution allocable to the Company and the Subsidiary as of April 30, 1994.

          3.14 ASSETS OTHER THAN REAL PROPERTY INTERESTS. The Company and the Subsidiary have good and valid title to all assets reflected on the Balance Sheet, except those sold or otherwise disposed of since the date of the Balance Sheet in the ordinary course of business, in each case free and clear of all Liens except any Permitted Liens and those Liens set forth on
Schedule 3.14. This Section 3.14 does not relate to real property or interests in real property, such items being the subject of Section 3.15.

          3.15 REAL PROPERTY. Neither Company nor the Subsidiary owns in fee or otherwise any real property. Schedule 3.15 sets forth a complete list of all real property and interests in real property leased by the Company (individually, a "Leased Property") and as to Leased Property, identifies any leases relating thereto. The Company has good and valid title to the leasehold estates in all Leased Property, in each case free and clear of all Liens, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except (i) Permitted Liens, (ii) easements, covenants, rights-of-way and other similar restrictions of record, and (iii) (A) zoning, building and other similar restrictions, (B) Liens that have been placed by any developer, landlord or other third party on property over which the Company has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (C) unrecorded easements, covenants, rights-of-way or other similar restrictions, none of which items set forth in clauses (A), (B) and (C) above, individually or in the aggregate, materially impair the continued use and operation of the property to which they relate.

          3.16 INTELLECTUAL PROPERTY. Schedule 3.16 sets forth a list of all registered patents, trademarks, trade names, service marks and copyrights (registered or unregistered) and applications therefor, other than those relating to computer software (collectively, "Intellectual Property"), owned, used, filed by or licensed to the Company or the Subsidiary. With respect to registered trademarks, Schedule 3.16 contains a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as disclosed on Schedule 3.16, the Company or the Subsidiary, as appropriate, owns or has the right to use, without payment to any other party, the Intellectual Property listed on such Schedule 3.16, and the consummation of the transactions contemplated hereby will not alter or impair any such Intellectual Property. Except as disclosed on Schedule 3.16, the Company or the Subsidiary has not licensed to any third party, on an exclusive basis or otherwise, the right to use or exploit any Intellectual Property in any jurisdiction or otherwise transferred or assigned any Intellectual Property to any third party in any jurisdiction. Except as set forth on Schedule 3.16, no claims are pending or, to the Knowledge of Fleetwood, threatened against the Company or the Subsidiary by any person with respect to the ownership, validity, enforceability or use of any Intellectual Property listed on Schedule 3.16 or otherwise challenging or questioning the validity or effectiveness of any such Intellectual Property.

          3.17 MATERIAL CONTRACTS. Schedule 3.17 sets forth a list of each of the following types of Contracts to which the Company or the Subsidiary is a party:

               (a) any Contractual Obligation relating to the borrowing of money by the Company or the Subsidiary or the guarantee by the Company or the Subsidiary of any such obligation;

               (b) any Contractual Obligation relating to the loaning of money by the Company or the Subsidiary;

               (c)  any Securitization Instrument (as defined in Section
3.25);

               (d)  any agreement relating to the repurchase of securities;

               (e)  any sale and leaseback or similar agreements;

               (f)  any Servicing Agreement;

               (g) any employment contract (excluding retention bonus and severance agreements referred to in Section 3.17(i));

               (h) any Contractual Obligation between Fleetwood and the Company or the Subsidiary involving consideration to either party with a value of at least $150,000;

               (i)  any Contract (other than agreements covered by paragraph
(g) above) that provides for the payment by the Company or the Subsidiary of any retention bonus or severance compensation to any Company Employee, or for the provision, vesting and/or acceleration of any employee benefits following a change of ownership or control of the Company or the Subsidiary;

               (j) any interest rate cap agreements and other interest rate hedging agreements;

               (k) any Contracts relating to interest subvention payments to the Company; or

               (l) any other Contract which has an aggregate future payment obligation in excess of $100,000 and is not terminable by notice of not more than 90 days for a cost of less than $100,000.

          Except as disclosed on Schedule 3.17, each Contract listed thereon is valid, binding and in full force and effect and is enforceable by the Company or the Subsidiary, as appropriate, in accordance with its terms. Except as disclosed in Schedule 3.17, the Company or the Subsidiary, as appropriate, has performed all material obligations required to be performed by it to date under the Contracts and is not in breach or default in any material respect thereunder and, to the Knowledge of Fleetwood, no other party to any of the Contracts is in breach or default in any material respect thereunder.

          3.18 LITIGATION. Schedule 3.18 sets forth a list, as of the date of this Agreement, of all pending and, to the Knowledge of Fleetwood, threatened lawsuits or claims which (a) involves a claim by the Company or the Subsidiary of more than $250,000 or a claim against the Company or the Subsidiary of an unspecified amount or for more than $100,000, (b) seeks any injunctive relief or (c) relates to the transactions contemplated by this Agreement. Except as disclosed on Schedule 3.18, neither the Company nor the Subsidiary is in default under any judgment, order or decree of any court, administrative agency or commission or other Governmental Authority applicable to it or any of its properties, assets, operations or businesses; except where such default would not have a Material Adverse Effect.


          3.19 EMPLOYEE BENEFIT PLAN; ERISA.

               (a) Schedule 3.19 sets forth a list of each Fleetwood Plan. Fleetwood has made available to Buyer true, complete and correct copies of
(i) each Fleetwood Plan, (ii) the most recent annual report on Form 5500 filed with the IRS with respect to each Fleetwood Plan (if any such report was required), (iii) the most recent summary plan description for each Fleetwood Plan for which such a summary plan description is required, and
(iv) each trust agreement and group annuity contract relating to any Fleetwood Plan.

               (b) Neither Fleetwood, the Company nor the Subsidiary has engaged in a transaction in connection with which Fleetwood, the Company, the Subsidiary or any trustee or administrator of the Fleetwood Plans or any such trust would be subject to either a material liability or civil penalty assessed pursuant to Sections 409, 502(i) or 502(1) of ERISA or a material tax imposed pursuant to Section 4971, 4972, 4974, 4975, 4976 or 4980B of the Code. Except as described in Schedule 3.19, each of the Fleetwood Plans has been operated and administered in all material respects in accordance with its governing documents and applicable laws, including but not limited to ERISA and the Code. Each Fleetwood Plan intended to be a qualified plan under Code Section 401 has received a favorable determination letter to that effect and nothing has occurred since the issuance of such letter that would adversely affect the tax qualification of any such Fleetwood Plan. There are no pending or, to the Knowledge of Fleetwood, threatened claims against, by or on behalf of any of the Fleetwood Plans or any fiduciary thereof or by any governmental agency, Company Employee or beneficiary thereof covered under any such Fleetwood Plan with respect to the qualification or administration of any Fleetwood Plan. None of the directors or officers of Fleetwood, the Company or the Subsidiary (and employees with responsibility for employee benefit matters) has any knowledge of any basis for any such claim.

               (c) None of Fleetwood, the Company, the Subsidiary or any ERISA Affiliate is or has been obligated to contribute to a multiemployer plan (as defined in Section 3(37) of ERISA).

               (d) None of the Fleetwood Plans or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Fleetwood Plans. No contribution failure has occurred with respect to any Fleetwood Plan sufficient to give rise to a lien under Section 302(f) of ERISA.

               (e) In the past six (6) years, no notice of intent to terminate any pension plan that is subject to Subtitle B of Title IV of ERISA for which Fleetwood or an ERISA Affiliate is a contributing sponsor (a "Title IV Pension Plan") has been provided to participants or filed with the Pension Benefit Guaranty Corporation ("PBGC") under Section 4041 of ERISA, nor has the PBGC instituted any proceeding under Section 4042 of ERISA to terminate any Title IV Pension Plan, nor has there been any termination or partial termination of any such Title IV Pension Plan within the meaning of Code
Section 411(d)(3).

               (f) Other than communications regarding retention bonuses (including the five percent (5%) additional payments) and severance payments, neither Fleetwood, the Company nor the Subsidiary has made, nor will it or any of its employees or representatives make prior to the Closing Date, any representation to or agreement with any of the Company Employees (whether written or oral) with respect to the provision of any employee benefits by the Company or the Subsidiary beyond the Closing under the Fleetwood Plans.

               (g) Each Fleetwood Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code.

          3.20 EMPLOYEE AND LABOR RELATIONS.

               (a) There is no labor strike, dispute, or work stoppage or lockout pending, or, to the Knowledge of Fleetwood, threatened, against the Company or the Subsidiary.

               (b) To the Knowledge of Fleetwood, no union organization campaign is in progress with respect to the Company Employees, and no question concerning representation exists respecting such Employees.

               (c) There is no unfair labor practice charge or complaint against the Company pending, or, to the Knowledge of Fleetwood, threatened, before the National Labor Relations Board.

               (d) There is no pending, or, to the Knowledge of Fleetwood, threatened, employee grievance.

               (e) No charges with respect to or relating to the Company or the Subsidiary are pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices.

               (f) Schedule 3.20 sets forth a true and complete list of all persons in the employ of the Company or Subsidiary as of the date hereof, including any person on short and long term disability.

          3.21 COMPLIANCE WITH APPLICABLE LAWS. The Company and the Subsidiary are in compliance with all applicable Requirements of Law, except for such incidents of noncompliance which, individually and in the aggregate, would not have a Material Adverse Effect. Neither the Company nor the Subsidiary has received any written communication from a Governmental Authority that alleges that the Company or the Subsidiary is not in compliance with any Requirement of Law, except where noncompliance would not have a Material Adverse Effect. This Section 3.21 does not relate to environmental matters, which are the subject of Section 3.22, or matters with respect to Taxes, which are the subject of Section 3.13.

          3.22 ENVIRONMENTAL MATTERS.  To the Knowledge of Fleetwood:

               (a) Neither the Company nor the Subsidiary is in material violation of any applicable Environmental Law nor is the Company or the Subsidiary under investigation or review by any Governmental Authority with respect to compliance therewith, or with respect to the generation, use, treatment, storage or disposal, or the spillage or other release of any Hazardous Material;

               (b) There is no Hazardous Material that may pose any material risk to safety, health or the environment on or under any property owned, leased or operated by the Company or the Subsidiary as of the date hereof and there has heretofore been no spillage, discharge, release or disposal of any such Hazardous Material on or under such property by the Company or the Subsidiary in an amount and of a nature which could reasonably be expected to result in material liability to the Company or the Subsidiary; and

               (c) No pending citations, fines, penalties or claims have been asserted against the Company or the Subsidiary under any Environmental Law.

          3.23 LOAN SERVICING ACTIVITY. The Company has made available to Buyer true and complete copies of all servicing agreements ("Servicing Agreements") to which the Company or the Subsidiary is a party as of the date hereof, and all such Servicing Agreements are listed on Schedule 3.17. All of the Servicing Agreements are valid and binding obligations of the Company or Subsidiary as of the date hereof and are enforceable in accordance with their terms. There has been no material default or breach, or written claim of default or breach received, by the Company or the Subsidiary prior to the date hereof, relating to any Servicing Agreement. No sanctions or penalties have been imposed upon the Company or the Subsidiary prior to the date hereof under any Servicing Agreement.

          3.24 COMPLIANCE WITH LENDING REGULATIONS.

               (a) BUSINESS COMPLIANCE. The Company and the Subsidiary are in material compliance with all laws, regulations, orders, writs, decrees, injunctions and other requirements of any court or Governmental Authority applicable to them, including (i) the rules and regulations of any applicable agency, (ii) any applicable local, state or federal laws, and any regulations thereunder pertaining to unlawful discrimination in lending (including, without limitation, equal credit opportunity, retail installment sales, and fair credit reporting), truth-in-lending or consumer credit (including, without limitation, the Federal Consumer Credit Protection Act, Federal Truth-in-Lending Act and Regulation Z thereunder, and the Federal Equal Credit Opportunity Act and Regulation B thereunder), and (iii) all applicable usury and interest limitations laws.

               (b) REPORTING COMPLIANCE. The Company and the Subsidiary, as the case may be, have each timely filed all reports required to be filed by any governmental agency or by any federal, state or municipal law or regulation. Neither the Company nor the Subsidiary has taken or omitted to take any action the effect of which would operate to invalidate or materially impair (i) any approvals of any governmental agency, rating agency or insurer, (ii) any vehicle insurance policy or (iii) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by any governmental agency or insurer.

          3.25 SECURITIZATION TRANSACTIONS.

               (a) The Company, as the servicer ("Securitization Servicer") of each outstanding transaction under which the Company or Subsidiary has pooled and sold or pledged Loans in an asset backed securitization sold either as a private placement or a public offering under the Securities Act (a "Securitization Transaction"), has complied in all material respects with all agreements ("Securitization Instruments") and conditions to be performed or satisfied by it with respect to agreements pursuant to which it is bound under each such Securitization Transaction, and has complied in all material respects with all Federal and state laws relating to each such Securitization Transaction. Schedule 3.25 contains a complete list of all such Securitization Transactions.

               (b) Securitization Servicer has performed all of its material obligations under the Securitization Instruments and under any existing Federal or state law relating to the Securitization Transactions, and has made all filings required to be made by or under the Exchange Act related thereto.

          3.26 MINUTE BOOKS AND STOCK RECORDS. Fleetwood has delivered or made available to Buyer true and correct copies of the minute books of the Company and its Subsidiary, which contain a complete and correct record of all meetings of the Boards of Directors of the Company and its Subsidiary and all meetings of its and their shareholders and all actions by written consent without a meeting by such Boards of Directors and its and their shareholders since the date of incorporation and reflect accurately in all material respects all actions by such directors and by shareholders with respect to all transactions referred to in such minutes.

          3.27 FINANCE AGREEMENTS. With respect to the Finance Agreements of the Company and the Subsidiary:

               (a) Either the Company or the Subsidiary, as set forth in the Records, has either good title to or a perfected first priority security interest in all Collateral, and good title to all documents, free and clear of all claims, liens and encumbrances other than Permitted Encumbrances. Except as described in Schedule 3.27, all Finance Agreements are secured primarily by Collateral.

               (b) The Customer files, accounting records and stored computer data relating to or connected with all of the businesses of the Company and the Subsidiary, including the Finance Agreements and Collateral are true and correct in all material respects and accurately reflect all information set forth therein, including the amount of the receivable, the status thereof and all transactions relating thereto, all reserves, holdbacks, deposits or other sums due and owing by the Company or the Subsidiary to others with respect thereto, and all payments, credits and adjustments required to be applied to the balance thereof.

               (c) Each of the Finance Agreements (i) is a genuine, legal, valid and binding obligation of each of the parties thereto, enforceable in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), (ii) arose out of a bona fide transaction in the ordinary course of business, (iii) was created in compliance with all applicable laws, and (iv) is substantially in the form of one of the standard forms set forth in Schedule 3.27 other than rental dealer agreements, copies of all of which have been made available to Buyer. Except as is described in Schedule 3.27, no understanding or agreement has been reached with a Customer or an obligor for any variation of the terms and conditions of any Finance Agreement, except as expressly set forth therein, and each Finance Agreement constitutes the entire agreement of the parties with respect to the subject matter thereof. No Finance Agreement is subject to any defense, set-off or counterclaim to the payment of the amount of the unpaid balance thereof (except as specifically reserved for in the financial statements). Except as is described on Schedule 3.27, to the Knowledge of Fleetwood, no Customer under a Finance Agreement is subject to a pending bankruptcy, receivership, insolvency or other similar proceeding providing for debtors relief. Neither the Company nor the Subsidiary, as applicable, nor any Customer is in material default under any Finance Agreement.

                                 ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to Fleetwood as follows:

          4.1 ORGANIZATION; STANDING AND AUTHORITY OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly taken. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          4.2  NO BREACH OR DEFAULT; CONSENTS AND APPROVALS.

               (a) Except as set forth in Schedule 4.2, the execution and delivery by Buyer of this Agreement and other documents referenced herein to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby will not result in or constitute any of the following: (i) a default or an event that, with the giving of notice or lapse of time, or both, would be a default, breach or violation of the charter documents or bylaws of Buyer or any material Buyer Contract, (ii) an event that would permit any party to terminate any material Buyer Contract or to accelerate the maturity of any indebtedness or other material obligation of Buyer, (iii) the creation or imposition of any material Lien on any of the properties of Buyer, or (iv) a violation of any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, except for violations which would not have a material adverse effect on the financial condition, assets or results of operations of Buyer.

               (b) Except as set forth in Schedule 4.2, no authorization, consent or approval of any Governmental Authority or any third party is necessary for the consummation by Buyer of the transactions contemplated by this Agreement and the other documents referenced herein to which Buyer is a party.

          4.3 INVESTMENT INTEREST; ACCREDITED INVESTOR; RISK. The Shares purchased by Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Buyer will not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act or of any other Requirement of Law. Buyer represents and warrants that it is an "Accredited Investor" as such term is defined in Rule 501 under Regulation D of the Securities Act. Buyer represents that it is able to bear the economic risk of its investment in the Shares for an indefinite period of time.

          4.4 AVAILABILITY OF FUNDS. Buyer has available all funds required to consummate the transactions contemplated hereby.

          4.5  BUYER'S ACKNOWLEDGMENT.  Buyer acknowledges and agrees that,
(a) other than the representations and warranties of Fleetwood specifically contained in this Agreement, there are no representations or warranties of Fleetwood either expressed or implied with respect to Fleetwood, the Company or the transactions contemplated hereby and (b) it shall have a right to indemnification solely as provided in Article X hereof and shall have no claim or right to indemnification with respect to any information, documents or materials furnished by Fleetwood or the Company or any of their officers, directors, employees, agents or advisors to Buyer, including, without limitation, the PaineWebber Incorporated Information Memorandum dated February, 1996 or any information, documents or material made available to Buyer in certain "data rooms," management presentations or in any other form in expectation of the transactions contemplated by this Agreement.

                                 ARTICLE V

                              MUTUAL COVENANTS

          Each of Fleetwood and Buyer covenants and agrees as follows:

          5.1  CONSENTS.  Without modifying the mutual condition set forth in
Section 8.1: (i) Fleetwood shall, and shall cause the Company and the Subsidiary to, use best efforts to obtain all consents needed to consummate the transactions contemplated by this Agreement, and (ii) Buyer shall cooperate with Fleetwood and the Company and the Subsidiary in any reasonable manner in connection with Fleetwood and the Company and the Subsidiary obtaining any consents required in connection with the transactions contemplated herein; PROVIDED, HOWEVER, that such cooperation shall not include any requirement of any party hereto to commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party.
 To the Knowledge of Fleetwood, no such third party has requested any such accommodation in exchange for such consent or otherwise expressed an intent to withhold such consent.

          5.2 PUBLICITY. Fleetwood and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

          5.3 ANTITRUST NOTIFICATION. Each of Fleetwood and Buyer will as promptly as practicable file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act. Each of Buyer and Fleetwood shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Fleetwood and Buyer shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Each of Fleetwood and Buyer will use its best efforts to obtain any clearance required under the HSR Act for the purchase and sale of the Shares.

          5.4  RECORDS.

               (a) On the Closing Date, Fleetwood shall deliver or cause to be delivered to Buyer all of the Records, subject to the following:

                    (i) Buyer recognizes that certain Records may contain incidental information relating to the Company or may relate primarily to Fleetwood or subsidiaries or divisions of Fleetwood other than the Company or businesses of the Company previously sold, and that Fleetwood may retain such Records and shall, upon request, provide copies of the relevant portions thereof to Buyer;

                    (ii) Fleetwood may retain all Records prepared in connection with the sale of the Shares, including bids received from other parties and analyses relating to the Company; and

                    (iii) Fleetwood may retain any Tax Returns, and Buyer shall be provided with copies of such Returns upon request, to the extent that they relate to the Company's separate returns or separate tax liability.

               (b) After the Closing, with reasonable advance written notice and at the expense of the requesting party, Buyer and Fleetwood agree to furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants access, during normal business hours, to such information (including Records pertinent to the Company and the Subsidiary) and assistance relating to the Company and the Subsidiary as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any tax returns, reports or forms or the defense of any tax claim or assessment; PROVIDED, HOWEVER, that such access does not unreasonably disrupt the normal operations of Fleetwood, Buyer or the Company.


                                ARTICLE VI

                           COVENANTS OF FLEETWOOD

          Fleetwood covenants and agrees as follows:

          6.1  ACCESS.  Subject to the confidentiality provisions of Section
7.1 hereof, prior to the Closing, Fleetwood will, and will cause the Company and the Subsidiary to, give Buyer and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable advance notice, to the personnel, properties and Records of the Company and the Subsidiary; PROVIDED, HOWEVER, that such access does not unreasonably disrupt the normal operations of the Company or the Subsidiary. Subject to prior approval by Fleetwood not to be unreasonably withheld, Fleetwood shall permit Buyer, in the presence of Fleetwood management and regarding topics pre-approved by Fleetwood, (i) to discuss employment matters with certain Company Employees after the execution of this Agreement and prior to the Closing and (ii) to discuss with up to thirty (30) of the Company's Employees the fact that their services may not be needed effective immediately after the Closing; provided that, Buyer shall indemnify Fleetwood and its Affiliates pursuant to Section 10.2 for any Losses incurred relating to Buyer's actions under (ii) above, whether or not the Closing occurs.

          6.2 INTERIM OPERATIONS. Except as set forth in Schedule 3.12 or as otherwise contemplated by this Agreement or consented to or approved by Buyer in writing, Fleetwood covenants and agrees that from the Interim Date until the Closing Date or the earlier termination of this Agreement pursuant to Article XIII hereof, the Company and the Subsidiary:

               (a) Shall be operated in the ordinary and usual course, consistent with the management practices in effect on the Interim Date, including, that each (i) shall continue its finance, credit, credit limit administration, collection, control of delinquencies and other policies and practices relating to the receivables and the conduct of its businesses generally as were in effect on the Interim Date and shall make available to Buyer information necessary to monitor compliance with such policies and practices, (ii) shall not sell, transfer, mortgage or otherwise dispose of, or encumber, any of the assets of the Company or the Subsidiary, other than in the ordinary course of business, consistent with existing practice, (iii) shall not make or become obligated to make any capital expenditures or enter into any commitments therefor, except in the ordinary course of business, consistent with existing practice, and (iv) shall not change in any way its accounting policies or practices from those in effect on the Interim Date;

               (b) Shall not amend their Articles of Incorporation or By-Laws;

               (c) Shall use best efforts to preserve intact their business organization, to keep available the services of their present officers and key employees, and to preserve the goodwill of those having business relationships with each of them;

               (d) Shall not authorize for issuance, issue, sell or deliver any shares of capital stock or any other securities or issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or any other securities or enter into any arrangement or contract with respect to the purchase or voting of any shares of capital stock, or adjust, split, combine or reclassify its capital stock or other securities, or make any other changes in its capital structure;

               (e) Shall not declare, sets aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of their capital stock; and

               (f) Except as may be required to comply with applicable law, shall not (i) adopt or amend any existing bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any present or former director, officer or employee, or (except for normal increases in the ordinary course of business that are consistent with current practices) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including without limitation the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or take any action or grant any benefit not expressly required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the forgoing, or (ii) make any loan to, or otherwise extend credit to, any employee, officer, director or shareholder of the Company or the Subsidiary, and on the Closing Date, no such loans to employees, officers, directors or shareholders shall be outstanding, except pursuant to and under any employee pension benefit plan.

               (g) Shall not enter into any Finance Agreements primarily secured by assets other than Collateral.

               (h) On the Company's April 30, 1996 unaudited balance sheet to be delivered pursuant to Section 2.4(a), the Company's reserve for potential credit losses will be approximately two percent (2%) of the sum of the Company's owned and managed receivables as of April 30, 1996.

          6.3 INSURANCE. Fleetwood shall keep, or cause to be kept, all insurance policies presently maintained relating to the Company and the Subsidiary and their properties, or replacements therefor, in full force and effect through the close of business on the Closing Date. Schedule 6.3(a) sets forth all the insurance policies presently owned and maintained by the Company and the Subsidiary. Any and all additional insurance policies presently maintained relating to the Company and the Subsidiary are maintained by Fleetwood and described on Schedule 6.3(b). Neither Buyer nor the Company will have any rights under any such Fleetwood insurance policies from and after the Closing Date; provided that Fleetwood shall take such actions as are necessary to seek recovery of insurable Losses under Article X hereof.

          6.4 RESIGNATIONS. On the Closing Date, Fleetwood shall cause to be delivered to Buyer duly signed resignations, effective immediately after the Closing, of all directors of the Company and Subsidiary, and shall take such other action as is necessary to accomplish the foregoing.

          6.5 INTERCOMPANY PAYABLES; OTHER AMOUNTS. Before the Closing Date, Fleetwood shall, to the extent feasible, cause the Company and the Subsidiary to settle all intercompany payables and receivables between Fleetwood and the Company and the Subsidiary, including all subvention amounts due to the Company and all delayed check-hold payments due from the Company. Any such intercompany amounts not so settled by the Closing Date shall be paid within thirty (30) days of Closing. Fleetwood agrees promptly to forward to the Company any and all amounts due to the Company that are received by Fleetwood after the Closing Date.

          6.6 TAX CHANGES. Without the prior written consent of Buyer (which consent shall not be unreasonably withheld), neither Fleetwood, the Company, or the Subsidiary or any Affiliate of Fleetwood shall, to the extent it may effect or relate to the Company or the Subsidiary, make or change any tax election, change an annual accounting period, or adopt or change any method of tax accounting if any such action or omission would have the effect of increasing the Tax liability or decreasing and Tax asset of the Company, the Subsidiary, Buyer, or any Affiliate of Buyer.

          6.7 ASSUMPTION OF DEBT; TERMINATION; RELEASE. Fleetwood and the Company shall negotiate and enter into such agreements as may be reasonably required to consummate (a) the assumption by Fleetwood of approximately $80,000,000 of outstanding debt under those certain $100,000,000 Master Shelf Agreements dated March 27, 1991 and October 29, 1993, as amended, respectively, between the Company and The Prudential Insurance Company of America; (b) the termination of the Amendment to Support Agreement, dated October 29, 1993; and (c) the release of the Company from any obligations under such Master Shelf Agreements.


                                ARTICLE VII

                             COVENANTS OF BUYER

          Buyer covenants and agrees as follows:

          7.1 CONFIDENTIALITY. Buyer acknowledges that the information heretofore and hereafter provided to it by Fleetwood is subject to the terms of a confidentiality agreement between Buyer and Fleetwood (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement will terminate; provided, however, that Buyer acknowledges that the Confidentiality Agreement will terminate only with respect to information relating solely to the Company and the Subsidiary; and provided, further, however, that Buyer acknowledges that any and all other information provided to it by Fleetwood or Fleetwood's representatives concerning Fleetwood shall remain subject to the terms and conditions of the Confidentiality Agreement after the date of the Closing. Except as required by applicable law, Fleetwood covenants and agrees to keep confidential and not to disclose any material non-public information regarding the Company or the Subsidiary after the Closing as if subject itself to the Confidentiality Agreement.

          7.2 INTERCOMPANY PAYABLES; OTHER AMOUNTS. On the Closing Date, Buyer shall, to the extent feasible, cause the Company to settle all intercompany payables and receivables between Fleetwood and the Company. To the extent any such intercompany amounts remain unsettled as of the time of Closing, Buyer shall cause the Company to pay such amounts as promptly as practicable and in no event later than thirty (30) days after Closing. Buyer agrees to promptly forward or cause to be forwarded to Fleetwood any and all amounts due to Fleetwood that are received by Buyer or the Company after the Closing Date.

          7.3 FORD BOARD APPROVAL. Buyer shall use its best efforts to obtain the approval of the board of directors of Ford Motor Company to the consummation of the transactions contemplated by this Agreement as soon as practicable in May 1996.


                                ARTICLE VIII

                      CONDITIONS PRECEDENT TO CLOSING

          8.1 MUTUAL CONDITIONS. The obligation of each party to effect the transactions contemplated hereby shall be subject to fulfillment, at or prior to the Closing, of each of the following conditions:

               (a) There shall be no claim, action, suit, injunction, order, investigation or other proceeding pending or threatened before any court or Governmental Authority which restrains or prohibits the transactions contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith.

               (b) The waiting period under the HSR Act, if applicable to the purchase and sale of the Shares, shall have expired or been terminated.

               (c) Fleetwood and the Company shall have entered into, and there shall be in effect on the Closing Date, an agreement governing the on-going business relationship between the Company and Fleetwood (the "Operating Agreement") in substantially the form attached as EXHIBIT A hereto.

          8.2 BUYER'S CONDITIONS. The obligations of Buyer to purchase and pay for the Shares are subject to fulfillment (or written waiver by Buyer) as of the Closing of each of the following conditions:

               (a) The representations and warranties of Fleetwood made in this Agreement shall be true and correct in all material respects as of the date hereof and, except as specifically contemplated by this Agreement, on and as of the Closing Date, as though made on and as of the Closing Date, and Fleetwood shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Fleetwood by the time of the Closing;

and Fleetwood shall have delivered to Buyer a certificate dated the Closing Date and signed by an authorized officer of Fleetwood confirming the foregoing.

               (b) Buyer shall have received opinions dated the Closing Date of Gibson, Dunn & Crutcher, counsel to Fleetwood, William H. Lear, General Counsel to Fleetwood, and Richard de la Pena, General Counsel to the Company, as to the matters set forth in EXHIBIT B, which opinions shall be reasonably satisfactory in form and substance to Buyer.

               (c) Buyer shall have received a certified copy of the duly adopted resolutions of the Board of Directors of Fleetwood authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby.

               (d) Buyer shall have received an incumbency certificate with respect to all parties executing on behalf of Fleetwood this Agreement or any of the documents relating to the transactions contemplated hereby.

               (e) The Board of Directors of Ford Motor Company shall have approved the Agreement and the transactions contemplated herein.

               (f) Buyer shall have received prior to Closing a certificate signed by Fleetwood to the effect that Fleetwood is not a "foreign person" as defined in Section 1445 of the Code.

               (g) All third party consents (including those set forth on Schedule 3.9 and Schedule 8.2), terminations, approvals, permits and authorizations required to be obtained by Fleetwood, the Company or the Subsidiary in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained, and Fleetwood, the Company or the Subsidiary shall have delivered to Buyer evidence thereof that is reasonably satisfactory to Buyer.

          8.3 FLEETWOOD'S CONDITIONS. The obligations of Fleetwood to sell and deliver the Shares to Buyer are subject to fulfillment (or written waiver by Fleetwood) as of the Closing of each of the following conditions:

               (a) The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the date hereof and, except as specifically contemplated by this Agreement, on and as of the Closing Date, as though made on and as of the Closing Date, and Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing; and Buyer shall have delivered to Fleetwood a certificate dated the Closing Date and signed by an authorized officer of Buyer confirming the foregoing.

               (b) Fleetwood shall have received an opinion dated the Closing Date of Francis C. Suarino, Esq., counsel to Buyer, as to the matters set forth in EXHIBIT C, which opinion shall be reasonably satisfactory in form and substance to Fleetwood.

               (c) Fleetwood shall have received a certified copy of the duly adopted resolutions of the Board of Directors of Buyer authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby.

               (d) Fleetwood shall have received an incumbency certificate with respect to all parties executing on behalf of Buyer this Agreement or any of the documents relating to the transactions contemplated hereby.

               (e) Any and all support agreements, lines of credit, guarantees, letters of credit and similar instruments issued or guaranteed by Fleetwood relating to the business of the Company or Subsidiary shall be canceled or terminated and no acceleration of any indebtedness of Fleetwood shall be caused by the Closing.


                                 ARTICLE IX

                           EMPLOYEE BENEFIT MATTERS

          9.1  EMPLOYMENT.

               (a) Effective as of the Closing, each employee of the Company or the Subsidiary who is listed on Schedule 3.20 or as agreed to between Buyer and Fleetwood shall continue to be employed by the Company or the Subsidiary, as appropriate (or may be transferred to one of their Affiliates), provided, however, that any such continued employment shall not be construed to limit the ability of the Buyer, the Company, the Subsidiary or their Affiliates to terminate any such employee at any time for any reason. Each employee who remains an employee of the Company or the Subsidiary as of the Closing shall be hereinafter referred to as a "Company Employee." If necessary, Schedule 3.20 shall be amended to be current as of the Closing Date. Employment of Company Employees after the Closing shall be subject to all of Buyer's policies and practices, including the policy of employment-at-will.

               (b) In the event Buyer terminates any Company Employees (other than for "For Cause" as defined in EXHIBIT D attached hereto) within one year after the Closing Date, Buyer shall pay such individuals severance benefits equal to those payable under its own severance plan or, if greater, those that would be payable pursuant to the severance terms set forth on EXHIBIT D attached hereto, in either case, giving full credit for all service with the Company both before and after the Closing Date.

               (c) Buyer has no present intention (subject to its discretion as to employee performance) to terminate the employment of any material number of Company

Employees within sixty (60) days following the Closing Date, and Buyer assumes all obligations and liabilities, if any, under the WARN Act arising out of the transactions contemplated by this Agreement. Buyer also agrees to comply with the terms of the WARN Act following the Closing Date.

               (d) Nothing contained herein, whether expressed or implied, is intended to confer upon any Company Employee or their legal representatives, any rights or remedies, including, without limitation, any rights of employment for any period of any nature or kind whatsoever under or by reason of this Agreement.

               (e) For a period of two (2) years from and after the Closing Date, Fleetwood will not without Buyer's consent, which consent shall not be unreasonably withheld, solicit Company Employees for employment.

          9.2  BENEFITS.

               (a) IN GENERAL. On and after the Closing Date, Buyer shall provide Company Employees with the employee benefits generally provided to other employees of the Buyer, subject to the terms of the Buyer's plans.

               (b) WELFARE BENEFIT PLANS. Buyer will grant for purposes of vacation and all welfare benefit plans (as defined in Employee Retirement Income Security Act of 1974, as amended), except its retiree medical plan, past service credit to all Company Employees for all periods of time credited to such Company Employees under the Company's welfare benefit plans. No past service credit is granted for Buyer's retiree medical plan. With respect to the Short Term Disability Plan, Company Employees will receive past service credit for eligibility purposes but will be considered a new hire in 1996 for purposes of the applicable benefit schedule. With respect to Buyer Benefit Plans that provide medical or dental benefits after the Closing Date, such plans shall waive any exclusions or limitations with respect to pre-existing conditions, and actively-at-work exclusions and shall provide that any expenses incurred on or before the Closing Date shall be taken into account under such Buyer Benefit Plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

               (c) DEFINED CONTRIBUTION PENSION PLAN. Buyer shall take whatever action is necessary, including amendment of its defined contribution pension plan, to grant to each Company Employee past service credit for all purposes under Buyer's defined contribution pension plan for all periods of service credited to each such Company Employee under Fleetwood's Retirement Plan. Within 90 days after the Closing Date, Fleetwood shall provide to Buyer such information as the Buyer requires to establish the service for the Company Employees credited under Fleetwood's defined contribution pension plan.

               (d) DEFINED BENEFIT PENSION PLAN. No past service credit for benefit accrual purposes will be granted under the Buyer's Defined Benefit Pension Plan. Buyer shall take whatever action is necessary, including amendment of its defined benefit pension plan, to grant to each Company Employee past service credit for vesting purposes only under Buyer's defined benefit pension plan for all periods of service credited to each such Company Employee under Fleetwood's Retirement Plan. Within ninety (90) days after the Closing Date, Fleetwood shall provide to Buyer such information as the Buyer requires to establish the service for the Company Employees credited under Fleetwood's defined contribution pension plan.

          9.3 FLEETWOOD RETENTION BONUS. After the Closing Date, the Company shall pay retention bonuses to designated Company Employees at the times, in the amounts and on the terms attached hereto as EXHIBIT E; provided that Buyer or the Company shall remit to Fleetwood at the time such payments would otherwise be made the aggregate amount of retention bonuses deferred by Company Employees plus Fleetwood's share of employment taxes applicable to such deferred amounts. Fleetwood shall thereafter be solely liable for the ultimate payment of any such deferred amounts and any earnings credited thereto.

          9.4 FLEETWOOD PLANS. Effective as of the Closing Date, except as provided below, the Company shall cease to be a participating employer under each and every Fleetwood Plan (including, without limitation, the Fleetwood Retirement Plan, Supplemental Benefit Plan, Deferred Compensation Plan and Restoration Plan), and except as provided below, the Company Employees shall cease receiving or making additional contributions thereunder in respect of periods following the Closing Date; provided, however, the Company shall continue to be a participating employer under the Fleetwood Deferred Compensation Plan solely to permit Company Employees to defer any amounts payable pursuant to the retention bonus terms set forth in EXHIBIT E hereto pursuant to an election previously made thereunder. Fleetwood shall take, or cause to be taken, all such action as may be necessary (i) to effect such cessation of participation, including without limitation, the provision of such notice to Company Employees participating in such plans as may be required by ERISA, and (ii) to cause the benefits payable under the Fleetwood Retirement Plan to be paid to Company Employees as soon as is administratively practicable following the Closing Date. Following the Closing Date, Fleetwood shall be solely responsible for the disposition of benefits accrued under such plans.

                                  ARTICLE X

                               INDEMNIFICATION

          10.1 INDEMNIFICATION BY FLEETWOOD. Subject to the terms and conditions of this Article X, Fleetwood shall indemnify Buyer, its Affiliates (including the Company) and each of their respective officers, directors, employees and agents against, and hold them harmless from, any Losses suffered or incurred by any such Indemnified Person

(other than any relating to Taxes, for which indemnification provisions are set forth in Section 10.3) to the extent arising from, (a) if the Closing occurs, any breach of any representation or warranty (both of which for the purposes of determining Losses for indemnification purposes shall exclude any materiality and knowledge qualifiers contained therein) of Fleetwood contained in this Agreement or in any certificate, instrument or other document delivered pursuant hereto or (b) any breach of any covenant of Fleetwood contained in this Agreement requiring performance after the Closing Date or (c) other than as set forth on the Balance Sheet or as contemplated by Section 3.10(b), any liability or financial obligation of any nature, whether known or unknown or fixed or contingent in nature, relating to the business and operations of the Company and the Subsidiary prior to the Closing Date; PROVIDED, HOWEVER, that Fleetwood shall not have any liability under this Section 10.1 unless the aggregate of all Losses relating thereto for which Fleetwood would, but for this provision, be liable exceeds on a cumulative basis an amount equal to $2,000,000 (and then only to the extent of any such excess). Notwithstanding the foregoing, Fleetwood and Buyer agree that, if the Closing occurs, Fleetwood shall share equally with the Company the legal fees incurred by the Company after the Closing relating directly to the Company's appeal of the jury verdict rendered on March 19, 1996 in the Superior Court, Bergen County Division, State of New Jersey in the Cedar Ridge Trailer Sales, Inc., ET AL. v. National Community Bank of New Jersey, Fleetwood, the Company, Ganis, ET AL. litigation or the retrial of such litigation; provided that, Fleetwood's costs hereunder shall be limited to a maximum of one hundred thousand dollars ($100,000); provided further that, the Company shall submit written documentation of its legal fees related thereto in form and substance reasonably satisfactory to Fleetwood prior to reimbursement by Fleetwood therefore. In no event shall any amounts paid by Fleetwood hereunder be included in a determination of Fleetwood's aggregate liability under the preceding sentence of this Section 10.1.

          10.2 INDEMNIFICATION BY BUYER. Subject to the terms and conditions of this Article X, Buyer shall, and shall cause the Company, jointly and severally, to, indemnify Fleetwood and each of its Affiliates, officers, directors, employees and agents against, and hold them harmless from, any Losses suffered or incurred by any such Indemnified Person (other than any relating to Taxes, for which indemnification provisions are set forth in
Section 10.3) to the extent arising from, (a) if the Closing occurs, any breach of any representation or warranty (both of which for the purposes of determining Losses for indemnification purposes shall exclude any materiality and knowledge qualifiers contained therein) of Buyer contained in this Agreement or in any certificate, instrument or other document delivered pursuant hereto or (b) any breach of any covenant of Buyer contained in this Agreement requiring performance after the Closing Date or (c) any liability or financial obligation of any nature, whether known or unknown or fixed or contingent in nature, relating to the business and operations of the Company and the Subsidiary on or after the Closing Date (including, without limitation, any loss related in any manner to employment decisions or terminations by the Company or Subsidiary effective as of or after the Closing).

          10.3 TAX INDEMNIFICATION.

               (a) Subject to the terms and conditions of this Article X, Fleetwood shall indemnify Buyer and its Affiliates (including the Company) and each of their respective officers, directors, employees and agents and hold them harmless from (i) all liability for Taxes of the Group incurred during the Pre-Closing Tax Period (as defined in Section 10.3(b)) and (ii) all liability for reasonable legal fees and expenses incurred with respect to any item indemnified pursuant to clause (i). Notwithstanding the foregoing, Fleetwood shall not have any liability under this Section 10.3 relating to state Taxes unless the aggregate of all Losses relating thereto for which Fleetwood would, but for this provision, be liable exceeds on a cumulative basis an amount equal to $125,000 (and then only to the extent of any such excess).

               (b) For purposes of this Agreement, "Pre-Closing Tax Period" shall mean any Tax period ending prior to or on the Closing Date (including, as defined below, any Short Period or Apportioned Short Period). In order to appropriately apportion any Taxes relating to a period that includes (but that would not, but for this Section, close on) the Closing Date, Fleetwood and the Buyer will, to the extent permitted by applicable law, elect with the relevant Governmental Authority to treat for all purposes the Closing Date as the last day of a Tax period of the Company and the Subsidiary, and such period shall be treated as a "Short Period." In any case where applicable law does not permit the Company and the Subsidiary to treat the Closing Date as the last day of a Short Period, then for purposes of this Agreement, the portion of Taxes attributable to the operations of the Company and the Subsidiary for an Apportioned Short Period (as defined below) shall be (i) in the case of Taxes that are not based on income or gross receipts, the total amount of such Taxes for the period in question multiplied by a fraction, the numerator of which is the number of days in the Apportioned Short Period, and the denominator of which is the total number of days in the entire period in question, and (ii) in the case of Taxes that are based on income or gross receipts, the Taxes that would be due with respect to the Apportioned Short Period, if such Period were a Short Period. "Apportioned Short Period" means with respect to any Taxes imposed on the Company and the Subsidiary on a periodic basis for which the Closing Date is not the last day of a Short Period, the period of time beginning on the first day of the actual Tax period in question that includes (but does not end on) the Closing Date and ending on and including the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of the Company and the Subsidiary.

               (c) Buyer agrees to indemnify Fleetwood and its Affiliates for any additional Tax owed by Fleetwood and its Affiliates resulting from any transaction initiated by the Company or Buyer not in the ordinary course of business occurring on the Closing Date after Buyer's purchase of the Common Stock of the Company.

               (d) If a claim is made by the IRS that, if successful, might result in an indemnity payment to either Fleetwood or Buyer pursuant to this
Section 10.3, the
party against whom the claim is asserted and who would be entitled to receive an indemnity payment (the "Tax Indemnitee") shall promptly notify the party against whom indemnification is sought (the "Tax Indemnitor") in writing of such claim (a "Tax Claim"). If notice of a Tax Claim is not given to the Tax Indemnitor within a sufficient period of time to allow the Tax Indemnitor to effectively contest such Tax Claim taking into account the facts and circumstances with respect to such Tax Claim, the Tax Indemnitor shall not be liable to the Tax Indemnitee to the extent that the Tax Indemnitor's ability to effectively contest such Tax Claim is actually prejudiced as a result thereof.

               (e) With respect to any Tax Claim, the Tax Indemnitor shall control all proceedings taken in connection with such Tax Claim (including, without limitation, selection of counsel) and, without limiting the foregoing, may in its sole discretion (and at its sole cost and expense) pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any Governmental Authority with respect thereto and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner. The Tax Indemnitee, and each of its Affiliates, shall cooperate with the Tax Indemnitor in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and (upon the Tax Indemnitor's request) the provision to the Tax Indemnitor of Records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

               (f) In no case shall the Tax Indemnitee settle or otherwise compromise any Tax Claim that might result in an indemnity payment without the Tax Indemnitor's prior written consent, which consent shall not be unreasonably withheld.

          10.4 LOSSES NET OF INSURANCE, ETC.

               (a) The amount of any Loss or Tax for which indemnification is provided under this Article X shall be net of any (i) related reserves reflected on the Company's balance sheet as of the Closing Date, (ii) any Tax refund payable to the Company and (iii) all amounts recovered or recoverable by the Indemnified Person under insurance policies with respect to such Loss or Tax and shall be (x) increased to take account of any net actual Tax cost incurred by the Indemnified Person arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (y) reduced to take account of any actual net tax benefit realized by the Indemnified Person arising from the incurrence or payment of any such Loss or Tax. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss or Tax.

               (b)  If the Indemnifying Person makes any payment under this
Article X in respect of any Losses, the Indemnifying Person shall be subrogated, to the extent of such payment, to the rights of the Indemnified Person against any insurer or third party with respect to such Losses.

               (c) Notwithstanding anything to the contrary elsewhere in this Agreement, no Indemnifying Person shall, in any event, be liable to the other party for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, diminution in value or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement. Each party agrees that it will not seek punitive damages as to any matter under, relating to or arising out of the transactions contemplated by this Agreement.

               (d) The parties hereto agree that the indemnification provisions of this Article X are intended to provide the exclusive remedy as to all Losses either may incur arising from, or relating to the transactions contemplated hereby and each party hereby waives, to the extent they may do so, any other rights or remedies that may arise under any applicable statute, rule or regulation.

          10.5 PROCEDURES RELATING TO INDEMNIFICATION (OTHER THAN UNDER
               SECTION 10.3).

               (a) In order for an Indemnified Person to be entitled to any indemnification provided for under this Agreement (other than under Section 10.3) in respect of, arising out of or involving a claim or demand made by any Person against the Indemnified Person (a "Third Party Claim"), such Indemnified Person must notify the Indemnifying Person in writing, and in reasonable detail, of the Third Party Claim within 10 Business Days after receipt by such Indemnified Person of written notice of the Third Party Claim; PROVIDED, HOWEVER, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been actually prejudiced as a result of such failure (except that the Indemnifying Person shall not be liable for any Losses incurred during the period in which the Indemnified Person failed to give such notice). Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, within five Business Days after the Indemnified Person's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third Party Claim.

               (b) If a Third Party Claim is made against an Indemnified Person, the Indemnifying Person will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Person. Should the Indemnifying Person so elect to assume the defense of a Third Party Claim, the Indemnifying Person will not be liable to the Indemnified Person for legal fees and expenses subsequently incurred by the Indemnified Person in connection with the defense thereof. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense. The Indemnifying Person shall be liable for the fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Person has not assumed the defense thereof (other than during any period in which the Indemnified Person shall have failed to give notice of the Third Party Claim as provided above).

               (c) If the Indemnifying Person chooses to defend or prosecute any Third Party Claim, all parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Person's request) the provision to the Indemnifying Person of Records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

               (d) Whether or not the Indemnifying Person shall have assumed the defense of a Third Party Claim, the Indemnified Person shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Person's prior written consent (which consent shall not be unreasonably withheld). All Tax Claims (as defined in
Section 10.3) shall be governed by Section 10.3.

          10.6 SURVIVAL OF REPRESENTATIONS; TERMINATION OF INDEMNIFICATION. The representations, warranties and covenants in this Agreement and in any other document delivered in connection herewith shall survive the Closing. The obligation to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a written notice (stating in reasonable detail the basis of such claim) to the Indemnifying Person. The obligations to indemnify and hold harmless a Person pursuant to Section 10.3 shall survive the Closing for the full period of all applicable statute of limitations giving effect to any waiver, mitigation, or extension thereof.

                                   ARTICLE XI

                            COVENANT NOT TO COMPETE

          11.1 COVENANT NOT TO COMPETE. Until such time as the Operating Agreement expires or otherwise terminates, Fleetwood covenants and agrees with Buyer that, except as otherwise permitted by the Operating Agreement, it will not, either directly or indirectly itself or through a wholly or partially owned subsidiary, compete or engage in the business of wholesale or retail financing (whether sale or lease) of RV's manufactured and/or distributed by Fleetwood or any Affiliate thereof in the United States (the "Restricted Territory").

          11.2 CONSIDERATION. Fleetwood acknowledges and agrees that it will receive a direct, material and substantial benefit from the consummation of the transactions contemplated by this Agreement and that such direct, material and substantial benefit is good and sufficient consideration to it for the performance of its obligations under this Article XI.

          11.3 PURCHASE PRICE ALLOCATION. Fleetwood and Buyer agree to allocate $5,000,000 of the Purchase Price set forth in Article II to the Covenant Not to Compete. Notwithstanding any terms to the contrary in this
Article XI, the agreement by Fleetwood and Buyer to allocate $5,000,000 of the Purchase Price in Article II to the Covenant Not to Compete shall not limit in any way the remedies otherwise available to Buyer for any breach of this Article XI.

          11.4 REASONABLENESS OF COVENANT. Fleetwood recognizes and acknowledges that the Covenant Not to Compete together with Fleetwood's performance thereunder is necessary in order to protect and maintain the proprietary interests and other legitimate business interests of Buyer and to afford Buyer the benefit of its bargain under this Agreement and that such covenants are reasonable in all respects.

          11.5 SEPARATE COVENANTS. The parties intend for the covenants contained in this Article XI to comply with the provisions of the laws of each state in the United States and to be construed as a series of separate covenants, one for each city, county, market area or business area in the Restricted Territory, for each year. Except for geographic coverage, each such covenant shall be deemed identical in terms to the covenants contained herein.

          11.6 EQUITABLE RELIEF. The parties hereto agree that the obligations contained in this Article XI are of a special and unique character which gives them a peculiar value, and that Buyer may not be reasonably or adequately compensated in damages in an action at law in the event that Fleetwood breaches such obligations. Fleetwood therefore expressly agrees that Buyer shall be entitled to preliminary and permanent injunctive and other equitable relief to prevent a breach of said obligations, in addition to any other rights and remedies that Buyer may have.

                                  ARTICLE XII

                    CERTAIN CLOSING AND POST-CLOSING MATTERS

          12.1 TAX MATTERS.

               (a) Fleetwood will include the income of the Company and the Subsidiary on the Fleetwood consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. The income of the Company will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company as of the end of the Closing Date in conformance with Treasury Regulations
Section 1.1502-76(b)(ii)(A). With respect to any items of income, gain, loss, or expense incurred in a transaction described in Section 10.3(c), Buyer and Fleetwood agree to report all such items on Buyer's federal income tax return to the extent permitted by Treasury Regulations Section 1.1502-76(b)(ii)(B).

               (b) Other than income Tax Returns described in Section 12.1(a) or with respect to periods for which a unitary or combined income Tax Return of Fleetwood will include the operations of the Company and/or the Subsidiary, Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and the Subsidiary for Tax periods ending prior to the Closing Date or for a Short Period (as defined in Section 10.3(b)) and which are due after the Closing Date. Buyer shall file such Tax Returns consistent with the manner in which Fleetwood previously filed such Tax Returns and shall permit Fleetwood to review and comment on each such Tax Return prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Fleetwood. Fleetwood shall reimburse Buyer for Taxes of the Company and the Subsidiary with respect to such periods within fifteen (15) business days after payment by Buyer, the Company, or the Subsidiary of such Taxes to the extent such Taxes are not accrued on the books of the Company and the Subsidiary on the Closing Date.

               (c) Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company and the Subsidiary for Tax periods which begin before the Closing Date and end after the Closing Date. Fleetwood shall pay to Buyer within fifteen (15) business days after the date on which Taxes are paid with respect to such period an amount equal to the portion of such Taxes which relates to the Apportioned Short Period (as defined and determined under Section 10.3(b)) to the extent such Taxes are not accrued on the books of the Company and the Subsidiary on the Closing Date.

               (d) Any refunds or credits of Taxes of the Company and the Subsidiary attributable to any taxable period ending on or before or any portion of a tax period up to the Closing Date shall be for the account of Fleetwood. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to the Buyer, the Company, or the Subsidiary of any amount accrued on the books of the Company and the Subsidiary on the Closing Date, or to the extent a proceeding with a tax authority shifts a deduction or other tax benefit from the Pre-Closing Tax Period to a Tax period following the Closing Date, the Buyer shall pay the net tax benefit of such amount or reimburse Fleetwood for such benefit within fifteen (15) business days after receipt or entitlement thereto. Any refunds or credits of Taxes of the Company and the Subsidiary attributable to any taxable period beginning after or any portion of a tax period after the Closing Date shall be for the account of Buyer.
Any refunds or credits of Taxes of the Company for any tax period that begins before and ends after the Closing Date shall be prorated between Fleetwood and Buyer. Buyer and

Fleetwood shall cooperate to effect the purposes of the foregoing provisions.
 Any amounts payable to Buyer or Fleetwood shall be net of any tax cost or benefit to the payor attributable to the receipt of such refund and/or the payment of such amounts; in no event shall such payment exceed the amount of the refund. Notwithstanding the foregoing, the control of the prosecution of a claim for refund of Taxes attributable to Pre-Closing Tax Periods paid pursuant to a deficiency assessed subsequent to the Closing Date as a result of an audit shall be governed by the provisions of Section 10.3.

               (e) Fleetwood shall be responsible for filing any amended consolidated, combined or unitary Tax returns for taxable years ending on or prior to the Closing Date which are required as a result of examination adjustments made by the IRS or by the applicable state, local or foreign taxing authorities for such taxable years as finally determined. For those jurisdictions in which separate Tax Returns are filed by the Company, any required amended returns resulting from such examination adjustments, as finally determined, shall be prepared by Fleetwood and furnished to Buyer or the Company, as the case may be, for approval (which approval shall not be unreasonably withheld or delayed), signature and filing at least 30 days prior to the due date for filing such returns.

               (f) Fleetwood, Buyer, the Company, and the Subsidiary shall cooperate fully, as and to the extent requested by the other party, in connection with filing of Tax Returns pursuant to this Section 12.1 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such Tax Returns, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

               (g) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any New York State Gains Tax, New York City Transfer Tax and any similar Tax imposed in other states or subdivisions) shall be borne and paid equally by Fleetwood and Buyer when due. Buyer will, at the joint expense of Fleetwood and the Buyer, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, Fleetwood will, and will cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

               (h) Any Tax sharing agreement between Fleetwood and the Company will be terminated as of the close of business on the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or any past year). Upon termination of any such Tax sharing agreement, Fleetwood, the Company and the Subsidiary shall make any payments required under such agreement with respect to any Taxes covered by such agreement and accrued as of the close of business on the Closing Date.

               (i) Buyer and Fleetwood acknowledge that Company will pay Fleetwood $7.5 million for Deferred Tax Assets (as defined below) representing $6.2 million for the taxable period ending April 30, 1995 for which returns have been filed and $1.3 million estimated amount for the taxable period beginning May 1, 1995 and ending as of the close of business on the Closing Date for which returns have not been filed (hereinafter the "Interim Period"). Within 60 days after the Tax Returns are filed for the Interim Period, Buyer shall cause the Company to pay Fleetwood, or Fleetwood shall pay the Company, as appropriate, an amount reflecting the difference between (i) the $1.3 million estimated amount of Deferred Tax Assets for the Interim Period and (ii) the actual amount for the Deferred Tax Assets as ultimately reflected in the Tax Returns for the Interim Period. For purposes of this Section 12.1(i), Deferred Tax Assets refers to the $7.5 million reflected in Schedule 3.12 for the deferred tax payments made by Fleetwood on behalf of the Company in excess of amounts reimbursed by the Company to Fleetwood.

          12.2 ACCESS TO FORMER BUSINESS RECORDS. For a period of five (5) years following the Closing, Buyer will retain all Records of the Company and the Subsidiary arising prior to the Closing in accordance with the Buyer's then existing records retention policies and/or procedures; provided, however, in the case of Records relating to Taxes and Tax Returns of the Company and the Subsidiary, the period shall be six (6) years or, if notified by Fleetwood, until the termination of any applicable statute of limitations. During such period, Buyer will afford authorized representatives of Fleetwood access to all of such Records at reasonable times and during normal business hours at the principal business office of the Company, or at such other location or locations at which such Records may be stored or maintained from time to time, and will permit such representatives to make abstracts from, or copies of, any of such Records, or to obtain temporary possession of any thereof as may be reasonably required by Fleetwood at Fleetwood's sole cost and expense. During such period, Buyer will, at Fleetwood's expense, cooperate with Fleetwood in furnishing information, evidence, testimony, and other reasonable assistance in connection with any action, proceeding, or investigation relating to the business of the Company prior to the Closing.

          12.3 USE OF TRADEMARK AND TRADE NAMES. Notwithstanding anything to the contrary in this Agreement, the Company may continue to use the name "Fleetwood Credit Corp." and the Subsidiary may continue to use the name "Fleetwood Credit Receivables Corp." and the name "Fleetwood" to the extent permitted pursuant to the terms of the Operating Agreement.

                                  ARTICLE XIII

                                  TERMINATION

          13.1 TERMINATION. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

               (a)  by mutual written consent of Fleetwood and Buyer;

               (b) by Fleetwood if any of the conditions set forth in Sections 8.1 or 8.3 shall have become incapable of fulfillment, and shall not have been waived by Fleetwood;

               (c)  by Buyer if any of the conditions set forth in Sections
8.1 or 8.2 shall have become incapable of fulfillment, and shall not have been waived by Buyer; or

               (d) by either party hereto, if the Closing does not occur on or prior to 180 days after the date of this Agreement, unless the delay is caused by the failure of Fleetwood or Buyer to fulfill their respective obligations hereunder.

          13.2 NOTICE OF TERMINATION. In the event of termination by Fleetwood or Buyer pursuant to this Article XIII, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by either party. If the transactions contemplated by this Agreement are terminated as provided herein:

               (a) Buyer shall promptly return all documents and copies and other material received directly or indirectly from Fleetwood or the Company relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Fleetwood; and

               (b) all confidential information received by Buyer with respect to the businesses of Fleetwood and the Company shall be treated in accordance with the Confidentiality Agreement which shall remain in full force and effect notwithstanding the termination of this Agreement.

          13.3 EFFECT OF TERMINATION. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this
Article XIII, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Section 7.1 relating to the obligation of Buyer to keep confidential certain information and data obtained by it, (ii) Section 14.4 relating to certain expenses, (iii) Section
14.5 relating to attorneys' fees and expenses, (iv) Section 5.2 relating to publicity, (v) Section 14.10 relating to finder's fees and broker's fees and
(vi) this

Article XIII; provided, however, that if any party hereto willfully fails to perform its obligations herein or willfully neglects to perform acts that are necessary to the fulfillment of conditions hereof or willfully prevents the fulfillment of a condition hereof, the other party may seek any available legal and equitable remedies in addition to those provided herein.

                                  ARTICLE XIV

                              GENERAL PROVISIONS

          14.1 NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service), as follows:

               (i)  if to Buyer:

                              Associates Commercial Corporation
                              300 East Carpenter Freeway
                              Irving, Texas  75062
                              Attention:  President - Housing Services and
                                          Communications Finance Group

                  with a copy to:

                              Associates Commercial Corporation
                              300 East Carpenter Freeway
                              Irving, Texas  75062
                              Attention:     General Counsel

                  and a copy to:

                              Associates Corporation of North America
                              250 East Carpenter Freeway
                              Irving, Texas  75062
                              Attention:     General Counsel

               (ii) if to Fleetwood:

                              Fleetwood Enterprises, Inc.
                              3125 Myers Street
                              Riverside, California  92503-5527
                              Attention: William H. Lear, Esq.
                                         General Counsel

                  with a copy to:

                              Gibson, Dunn & Crutcher
                              Jamboree Center, 4 Park Plaza
                              Irvine, California 92714-8557
                              Attention:    Robert E. Dean, Esq.

          14.2 ASSIGNMENT. This Agreement and the rights and obligations hereunder shall not be assignable or transferable (including by operation of law in connection with a merger, or sale of substantially all the assets, of Buyer) by Buyer prior to the Closing, except to a corporation which directly or through one or more wholly-owned subsidiaries owns 100% of the voting stock of Buyer), without the prior written consent of Fleetwood.

          14.3 NO THIRD-PARTY BENEFICIARIES. Except as provided in Article X as to Indemnified Persons, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

          14.4 EXPENSES. Whether or not the transactions contemplated hereby are consummated, and except as otherwise provided in this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

          14.5 ATTORNEYS' FEES. Should any litigation be commenced concerning this Agreement or the rights and duties of any party with respect to it, the party prevailing shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for such party's attorneys' fees and expenses determined by the court in such litigation or in a separate action brought for that purpose.

          14.6 AMENDMENTS. No amendment to this Agreement shall be effective unless it shall be in writing and signed by both parties hereto.

          14.7 INTERPRETATION; EXHIBITS AND SCHEDULES. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter disclosed in one Schedule hereto shall be deemed incorporated by reference into each other Schedule hereto and disclosed in each such Schedule. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined in this Agreement.

          14.8 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

          14.9 ENTIRE AGREEMENT. This Agreement, the Confidentiality Agreement and the Operating Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written agreements and understandings relating to the subject matter hereof.

          14.10 FINDERS AND BROKERS. Fleetwood represents and warrants that the only broker or finder that has acted for Fleetwood in connection with this Agreement or the transactions contemplated hereby or that may be entitled to any brokerage fee, finder's fee or commission in respect thereof is PaineWebber, Inc. and that Fleetwood will pay all fees or commissions which may be payable to PaineWebber, Inc. Buyer represents and warrants that it has retained no such brokers or finders in connection with this Agreement or the transactions contemplated hereby and that no such party is entitled to any such fee or commission from Buyer in connection with this Agreement or the transactions contemplated hereby.

          14.11 SEVERABILITY. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

          14.12 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

          14.13 CONSENT TO JURISDICTION: FORUM SELECTION. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the Federal courts located in either the County of Orange or the County of Riverside, State of California. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than those specified in this paragraph. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the Federal courts located in the County of Orange or the County of Riverside, State of California shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement, or in the manner set forth in Section 14.1 of this Agreement for the giving of notice. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

          14.14 JURY WAIVER. FLEETWOOD AND BUYER EACH HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY MATTER IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE INSTRUMENTS TO BE EXECUTED IN CONNECTION HEREWITH.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                              FLEETWOOD ENTERPRISES, INC.
                              By:  /s/     Paul M. Bingham
                                  -----------------------------------------

                              Name::       Paul M. Bingham
                                    ---------------------------------------

                              Title:       Executive Vice President
                                    ---------------------------------------

                              ASSOCIATES COMMERCIAL CORPORATION

                              By:  /s/     Rocco A. Macri
                                  -----------------------------------------

                              Name:        Rocco A. Macri
                                    ---------------------------------------

                              Title:       Executive Vice President
                                    ---------------------------------------

EXHIBITS
Exhibit A         Fleetwood Operating Agreement
Exhibit B         Form of Opinions of Gibson, Dunn & Crutcher, WilliamH. Lear
                  and Richard de la Pena
Exhibit C         Form of Opinion of Francis C. Suarino
Exhibit D         Severance Bonus Terms and Conditions
Exhibit E         Retention Bonus Terms and Conditions

SCHEDULES

Schedule 3.4      Restrictions on Company Shares and Subsidiary Shares
Schedule 3.9      No Breach or Default; Consents and Approvals
Schedule 3.10     Exceptions to Financial Statements
Schedule 3.12     Certain Changes
Schedule 3.13     Taxes
Schedule 3.13(f)  Certain Tax Elections; Carryovers
Schedule 3.14     Liens
Schedule 3.15     Leasehold Interests
Schedule 3.16     Intellectual Property
Schedule 3.17     Material Contracts
Schedule 3.18     Material Litigation
Schedule 3.19     Employee Benefit Plans
Schedule 3.20     Company and Subsidiary Employees
Schedule 3.25     Securitization Transactions
Schedule 3.27     Finance Agreements
Schedule 4.2      No Breach or Default; Consents and Approvals
Schedule 6.3(a)   Insurance Policies Maintained by the Company
Schedule 6.3(b)   Insurance Policies Maintained by Fleetwood
Schedule 8.2      Consents and Regulatory Approvals